Exhibit 12


                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)
                                   (Unaudited)


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


                                                                          Quarter Ended       Nine Months Ended
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                                                             February 26, February 27,   February 26, February 27,
                                                                 2006         2005           2006         2005
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
 Consolidated earnings from operations
    before income taxes.....................................     $ 139,136    $ 130,824    $ 348,002     $ 302,278
 Plus fixed charges:
    Gross interest expense..................................        12,151       11,880       38,370        35,738
    40% of restaurant and equipment minimum
      rent expense..........................................         6,764        6,267       19,893        18,426
                                                                 ---------    ---------    ---------     ---------
        Total fixed charges.................................        18,915       18,147       58,263        54,164
 Less capitalized interest..................................          (814)        (943)      (2,420)       (2,569)
                                                                 ---------    ---------    ---------     ---------

 Consolidated earnings from operations
    before income taxes available to cover
     fixed charges..........................................     $ 157,237    $ 148,028    $ 403,845     $ 353,873
                                                                 =========    =========    =========     =========

 Ratio of consolidated earnings to fixed
    Charges.................................................          8.31         8.16         6.93          6.53
                                                                 =========    =========    =========     =========

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